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                                   EXHIBIT 11

                       ARBOR DRUGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                          Three Months Ended                    Nine Months Ended
(In Thousands)                                                 April 30,                            April 30,
                                                         ----------------------               --------------------

                                                          1995            1994                 1995           1994
                                                        -------         -------              -------        -------

A.  Net Income (Loss) (a)                               $ 5,230        $ (1,623)            $ 17,427        $ 8,855
                                                        =======        ========             ========        =======

Weighted average number of
common shares outstanding  (a)                           24,713          24,460               24,612         24,402

Effect of the issuance of
stock options and assumed
exercise of stock options
at prices which are lower
than the average market
price of the common shares
during the period, using the
treasury stock method                                       375             176                  300            203
                                                       --------       ---------            ---------      ---------


B.  Average number of common
    shares and common
    equivalent shares for
    primary earnings per share                           25,088          24,636               24,912         24,605
                                                        =======        ========             --------        -------

Weighted average number of common
shares outstanding  (a)                                  24,713          24,460               24,612         24,402

Effect of the issuance of stock
options and assumed exercise of
options at prices which are lower
than the market price of common
stock at end of the period when
such price is higher than average
market                                                      473             173                  450            200
                                                       --------       ---------            ---------      ---------

C.  Common shares, assuming
    full dilution                                        25,186          24,633               25.062         24,602
                                                       ========       =========            =========      =========

Primary earnings
per share A                                            $    .21       $    (.07)           $     .70      $     .36
          -                                            ========       =========            =========      =========
          B
Fully diluted earnings
per share  A                                           $    .21       $    (.07)           $     .70      $     .36
           -                                           ========       =========            =========      =========
           C


(a) These amounts agree with the related amounts in the Condensed Consolidated Statements of Operations. All share amounts have been restated to give effect to the stock split declared on April 17, 1995 and to be distributed on May 15, 1995.





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